WSFS Bank Center	1
500 Delaware Avenue,
Wilmington, Delaware 19801

EXHIBIT 99.1
FOR IMMEDIATE RELEASE	Investor Relations Contact: Dominic C. Canuso
(302) 571-6833; dcanuso@wsfsbank.com
January 25, 2021	Media Contact: Rebecca Acevedo
(215) 253-5566; racevedo@wsfsbank.com

WSFS REPORTS 4Q 2020 EPS OF $1.20 AND ROA OF 1.73%
RESULTS DRIVEN BY 3.93% NIM AND DIVERSIFIED FEE INCOME
REPURCHASED 6% OF SHARES IN 4Q 2020; STRONG ACL AND CAPITAL LEVELS

FOR ADDITIONAL FINANCIAL INFORMATION AND OUTLOOK, PLEASE REFER TO THE 4Q 2020 EARNINGS RELEASE SUPPLEMENT AVAILABLE IN THE INVESTOR RELATIONS SECTION OF WSFS' WEBSITE (www.wsfsbank.com).
WILMINGTON, Del. — WSFS Financial Corporation (Nasdaq: WSFS), the parent company of WSFS Bank, today announced its financial results for the fourth quarter of 2020.
Selected quarterly financial results and metrics are as follows:

(Dollars in millions, except per share data)	4Q 2020	3Q 2020	4Q 2019
Net interest income	$123.0	$113.0	$117.6
Fee income	46.6	49.2	41.8
Total net revenue	169.6	162.2	159.3
(Recovery of) provision for credit losses	(0.9)	2.7	1.6
Noninterest expense	93.4	93.5	98.1
Net income attributable to WSFS	59.8	51.1	45.7
Pre-provision net revenue (PPNR)(1)	76.3	68.7	61.2
Earnings per share (diluted)	1.20	1.01	0.88
Return on average assets (ROA)	1.73%	1.49%	1.48%
Return on average equity (ROE)	13.0	11.1	9.8
Efficiency ratio	55.0	57.6	61.5
GAAP results for the quarterly periods shown below included the following notable items that are excluded from our core results.

	4Q 2020		3Q 2020		4Q 2019
(Dollars in millions, except per share data)	Total (pre-tax)	Per share (after-tax)	Total (pre-tax)	Per share (after-tax)	Total (pre-tax)	Per share (after-tax)
Securities gains	$3.2	$0.05	$3.3	$0.05	$0.3	$—
Unrealized gain on equity investments, net	—	—	0.1	—	—	—
Recovery of fraud loss	—	—	—	—	0.5	—
Corporate development and restructuring expense	0.3	0.01	0.4	0.01	6.1	0.09
Realized loss on termination of FHLB advances	—	—	2.3	0.03	—	—

(1) As used in this press release, PPNR is a non-GAAP financial measure calculated as net revenue before provision for credit losses and net of noninterest expense. For a reconciliation of this and other non-GAAP financial measures to their comparable GAAP measures, see "Non-GAAP Reconciliation" at the end of the press release.

WSFS Bank Center	2
500 Delaware Avenue,
Wilmington, Delaware 19801
CEO Commentary
Rodger Levenson, Chairman, President and CEO, said, “We are pleased to end 2020 with strong 4Q results including core ROA(2) of 1.67% and core pre-provision net revenue (PPNR)(2) of $73.4 million, or 2.12% of average assets. Our performance reflects the diversification of our franchise and positive momentum as we enter 2021. During the quarter, we resumed our share repurchase program and returned $122.4 million of capital to our shareholders through share repurchases and our cash dividend, while maintaining a strong Bank Common Equity Tier 1 Ratio of 12.50% at December 31st. The quarter also included continued reduction in short-term loan modifications and an ACL coverage ratio of 2.73% (excluding PPP loans) at December 31st. In addition, we completed the issuance of $150 million of Senior Notes in December 2020 at a very low initial fixed interest rate of 2.75% demonstrating the strength of our franchise, market position and strategic direction.
“During an ongoing difficult operating environment, we continue to make significant franchise, talent and technology investments to capture significant organic growth opportunities resulting from our market position as the largest locally headquartered community bank in the Greater Philadelphia and Delaware region.
“In the quarter, we were honored to be ranked the 4th Best Overall Bank in Bank Director’s 2021 RankingBanking study, while placing first in the Best Board and Best Technology Strategy categories. This recognition reflects our commitment to sustainable long-term high performance driven by our talented and engaged Associates.
“As we turn the page from 2020, I want to once again say thank you to our entire organization for their dedication and support of each other, our customers, and the community during a very challenging year.”

(2) As used in this press release, core ROA and core PPNR are non-GAAP financial measures. Core PPNR is calculated as core net revenue before provision for credit losses and net of core noninterest expense and certain pre-tax adjustments, and core ROA is calculated as GAAP ROA less certain pre-tax adjustments and the tax impact of such adjustments. For a reconciliation of these and other non-GAAP financial measures to their comparable GAAP measures, see "Non-GAAP Reconciliation" at the end of the press release.

WSFS Bank Center	3
500 Delaware Avenue,
Wilmington, Delaware 19801
Highlights for 4Q 2020:
•Core ROA was 1.67% in 4Q 2020 compared to 1.63% for 4Q 2019.
•Core EPS(3) was $1.16 in 4Q 2020 compared to $0.96 for 4Q 2019.
•Core PPNR was $73.4 million, or 2.12% of average assets, an increase of $5.4 million, or 8%, from 3Q 2020 and an increase of $6.7 million, or 10%, from 4Q 2019. Excluding the impact of PPP, core PPNR was $63.8 million in 4Q 2020, or 1.97% of average assets, compared to $62.0 million, or 1.94%, in 3Q 2020 and $66.6 million, or 2.16% in 4Q 2019.
•WSFS repurchased 2,946,507 shares, or 6% of our outstanding common stock, totaling $116.3 million in 4Q 2020, and the Board approved a quarterly cash dividend of $0.12 per share of common stock. WSFS maintained significant capital levels with a Bank Common Equity Tier 1 Ratio of 12.50%.
•Total net credit (recoveries) costs were $(0.5) million and net charge-offs were $3.0 million, or 0.13% of average gross loans during the quarter, while credit quality remained relatively stable quarter-over-quarter. Short-term loan modifications declined to less than 2% of the total loan portfolio, excluding PPP loans, at December 31, 2020. Our ACL coverage ratio was 2.73%, excluding PPP loans, at December 31, 2020.
•WSFS issued $150 million of Fixed-to-Floating Rate Senior Notes due 2030 with a fixed interest rate of 2.75% for the first five years, the lowest ever coupon obtained by a Kroll only rated senior debt issuance.

(3) As used in this press release, core EPS is a non-GAAP financial measure. This non-GAAP financial measure excludes certain pre-tax adjustments and the tax impact of such adjustments. For a reconciliation of these and other non-GAAP financial measures to their comparable GAAP measures, see "Non-GAAP Reconciliation" at the end of the press release.

WSFS Bank Center	4
500 Delaware Avenue,
Wilmington, Delaware 19801
Fourth Quarter 2020 Discussion of Financial Results
Balance Sheet
The following tables summarize loan and customer funding balances and composition at December 31, 2020 compared to September 30, 2020 and December 31, 2019:

Loans
(Dollars in thousands)	December 31, 2020		September 30, 2020		December 31, 2019
Commercial & industrial	$3,299,118	37%	$3,299,704	36%	$3,341,136	39%
Commercial real estate (CRE)	2,086,062	23	2,167,508	23	2,212,026	26
PPP	751,199	8	954,179	10	—	—
Construction	716,275	8	666,317	7	578,713	7
Commercial small business leases	248,885	3	227,539	3	190,592	2
Total commercial loans	7,101,539	79	7,315,247	79	6,322,467	74
Residential mortgage	954,824	11	1,003,373	11	1,099,744	13
Consumer	1,165,917	13	1,168,891	13	1,133,701	14
Allowance for credit losses (ACL)	(228,804)	(3)	(232,726)	(3)	(47,576)	(1)
Net loans	$8,993,476	100%	$9,254,785	100%	$8,508,336	100%

Customer Funding
(Dollars in thousands)	December 31, 2020		September 30, 2020		December 31, 2019
Noninterest demand	$3,415,021	29%	$3,196,967	29%	$2,189,573	23%
Interest-bearing demand	2,635,740	23	2,521,030	23	2,129,725	23
Savings	1,774,332	15	1,717,952	15	1,563,000	17
Money market	2,654,439	23	2,488,794	22	2,100,188	22
Total core deposits	10,479,532	90	9,924,743	89	7,982,486	85
Customer time deposits	1,158,845	10	1,223,843	11	1,356,610	15
Total customer deposits	$11,638,377	100%	$11,148,586	100%	$9,339,096	100%
At December 31, 2020, WSFS’ net loan portfolio decreased $261.3 million when compared with September 30, 2020 primarily due to a $203.0 million decrease in PPP loans due to loan forgiveness during the quarter. Excluding PPP loans, run-off portfolios, and the allowance for credit losses, loans increased $74.1 million, or 1% (not annualized), during the quarter.

WSFS Bank Center	5
500 Delaware Avenue,
Wilmington, Delaware 19801
Net loans at December 31, 2020 increased $485.1 million when compared with December 31, 2019, primarily due to $751.2 million of PPP loans as of December 31, 2020. The year-over-year PPP loan increase was partially offset by a $423.5 million decline in non-relationship run-off portfolios and a $181.2 million increase in the allowance for credit losses year-over-year. Excluding PPP loans, run-off portfolios, and the allowance for credit losses, loans increased $338.7 million, or 5%, year-over-year, including growth across construction, commercial small business leases, and home equity installment loans originated through our partnership with Spring EQ.
Total customer funding was $11.6 billion at December 31, 2020, a $489.8 million increase from September 30, 2020 and a $2.3 billion increase from December 31, 2019, reflecting elevated deposits from customers who received PPP loans, government stimulus impact, and lower customer spending. Core deposits were $10.5 billion at December 31, 2020, an increase of $554.8 million over the prior quarter due primarily to $425.9 million of short-term customer deposits expected to exit during 1Q 2021 and elevated customer liquidity. Core deposits were a strong 90% of total customer deposits and no- and low-cost checking accounts represented a robust 52% of total customer deposits at December 31, 2020. These core deposits predominantly represent longer-term, less price-sensitive customer relationships. The ratio of loans to customer deposits was 77% at December 31, 2020 reflecting significant liquidity capacity.
Net Interest Income

	Three Months Ending
(Dollars in thousands)	December 31, 2020	September 30, 2020	December 31, 2019
Net interest income before purchase accretion and PPP	$97,741	$95,618	$103,696
Purchase accounting accretion	14,754	11,057	13,873
Net interest income before PPP	112,495	106,675	117,569
PPP	10,506	6,373	—
Net interest income	$123,001	$113,048	$117,569

Net interest margin before purchase accretion and PPP	3.36%	3.35%	3.84%
Purchase accounting accretion	0.51	0.39	0.51
Net interest margin before PPP	3.87	3.74	4.35
PPP (excluding income and interest-earning assets)	0.06	(0.08)	—
Net interest margin	3.93%	3.66%	4.35%

WSFS Bank Center	6
500 Delaware Avenue,
Wilmington, Delaware 19801
Net interest income increased $5.4 million, or 5%, compared to 4Q 2019, primarily due to $10.5 million of PPP income in 4Q 2020 including $8.4 million of fee accretion, partially offset by a $6.0 million reduction due to the lower rate environment. Net interest margin decreased 42 bps from 4Q 2019 due to a 31 bps net decline from the lower rate environment and balance sheet mix and 17 bps from the significant short-term liquidity increase in customer deposits, partially offset by a 6 bps increase from PPP.
Net interest income increased $10.0 million, or 9% (not annualized), from 3Q 2020 primarily due to a $4.1 million increase in PPP income, a $3.7 million increase in purchase accounting accretion and $2.1 million primarily from lower funding costs due to deposit repricing. Net interest margin increased 27 bps including 14 bps from PPP, 12 bps from higher purchase accounting accretion, and 7 bps from lower funding costs partially offset by asset mix change resulting from the significant short-term liquidity increase in customer deposits.
Credit Quality
Credit quality at December 31, 2020 remained stable with total problem assets of $766.0 million flat when compared to $769.7 million as of September 30, 2020. Total problem assets includes all criticized, classified, and nonperforming loans as well as other real estate owned (OREO).
Delinquencies increased to $78.9 million at December 31, 2020, or 0.88% of gross loans, and nonperforming assets increased to $60.5 million as of December 31, 2020 primarily due to one $15 million multi-family commercial relationship. Customer loans receiving short-term loan modifications as of December 31, 2020 decreased to $114.8 million, or less than 2% of the loan portfolio excluding PPP. Net charge-offs for 4Q 2020 were a low $3.0 million, or 0.13% (annualized), of average gross loans.
Total net credit (recoveries) costs were $(0.5) million in the quarter compared to $4.1 million in 3Q 2020 and the ACL decreased slightly to $228.8 million as economic forecasts were largely consistent with the prior quarter with modest decreases in the ACL due primarily to normal portfolio run-off.

WSFS Bank Center	7
500 Delaware Avenue,
Wilmington, Delaware 19801
The following table summarizes credit quality metrics as of and for the period ended December 31, 2020 compared to September 30, 2020 and December 31, 2019.

(Dollars in millions)	December 31, 2020	September 30, 2020	December 31, 2019
Problem assets	$766.0	$769.7	$238.6
Nonperforming assets	60.5	44.5	39.8
Delinquencies	78.9	76.8	61.1
Net charge-offs	3.0	2.2	1.7
Total net credit (recoveries) costs (r)	(0.5)	4.1	2.7
Problem assets to total Tier 1 capital plus ACL	50.67%	48.78%	16.89%
Classified assets to total Tier 1 capital plus ACL	35.02	32.34	13.15
Ratio of nonperforming assets to total assets	0.42	0.32	0.32
Ratio of nonperforming assets (excluding accruing TDRs) to total assets	0.31	0.21	0.21
Delinquencies to gross loans	0.88	0.82	0.72
Ratio of quarterly net charge-offs to average gross loans	0.13	0.09	0.08
Ratio of allowance for credit losses to total loans and leases (q)	2.51	2.47	0.56
Ratio of allowance for credit losses to nonaccruing loans	546	901	208
See “Notes”

Core Fee Income(4)
Core fee income (noninterest income) was $43.5 million, an increase of $2.0 million, or 5%, compared to 4Q 2019, despite a $3.3 million decrease in interchange fees resulting from the Durbin Amendment effective at the beginning of 3Q 2020. The year-over-year increase was primarily due to a $3.8 million increase from our mortgage banking business driven by increased volume resulting from the lower interest rate environment and improved secondary market conditions. Additionally, trust services revenue increased $2.6 million, or 36%, year-over-year. Partially offsetting these increases was a $2.3 million decrease in Cash Connect® primarily driven by the significant decline in interest rates compared to last year and fully offset by lower funding costs.
Core fee income decreased $2.3 million, or 5%, compared to 3Q 2020, primarily due to a $4.8 million decrease from our mortgage banking business, resulting from an expected seasonal decline in volume and less favorable secondary market conditions. Partially offsetting the decrease in mortgage fees was a $1.1 million increase in core banking fees, $0.9 million of higher gains on sale of SBA loans, and a $0.6 million increase in our trust and wealth businesses.
(4) As used in this press release, core fee income is a non-GAAP financial measures. This non-GAAP financial measures excludes securities gains unrealized/realized gains on equity investments, net. For a reconciliation of these and other non-GAAP financial measures to their comparable GAAP measures, see "Non-GAAP Reconciliation" at the end of the press release.

WSFS Bank Center	8
500 Delaware Avenue,
Wilmington, Delaware 19801
For 4Q 2020, core fee income was 26.1% of core net revenue, or flat compared to 4Q 2019, and was diversified among various sources, including traditional banking, mortgage banking, trust and wealth management and cash logistics services (Cash Connect®). The year-over-year percentage comparison includes the impact of lower net interest income due to the lower rate environment offset by the adverse impacts of the Durbin Amendment.
Core Noninterest Expense(5)
Core noninterest expense of $93.1 million for 4Q 2020 increased slightly compared to $92.5 million in 4Q 2019. The year-over-year change includes higher compensation costs from overall franchise growth and talent investments, continued investment in delivery transformation across multiple projects, and PPP loan processing costs. These year-over-year increases were partially offset by continued integration cost synergies from our combination with Beneficial in 2019.
When compared to 3Q 2020, core noninterest expense increased $2.3 million primarily due to higher incentive compensation costs related to our strong operating performance, continued delivery transformation investment, and PPP processing costs. These increases were partially offset by lower unfunded commitment reserve expense, which is recorded under loan workout and other credit costs, and lower other operating expenses.
Our core efficiency ratio(5) was 55.8% in 4Q 2020, compared to 57.1% in 3Q 2020 and 58.0% in 4Q 2019.

Income Taxes

We recorded a $17.5 million income tax provision in 4Q 2020, compared to $15.1 million in 3Q 2020 and $14.2 million in 4Q 2019.
The effective tax rate was 22.6% in 4Q 2020, 23.0% in 3Q 2020, and 23.8% in 4Q 2019. The year-over-year decline primarily reflects higher nondeductible expenses in 4Q 2019.

(5) As used in this press release, core noninterest expense and core efficiency ratio are non-GAAP financial measures. These non-GAAP financial measures exclude corporate development and restructuring expense and the contribution to the WSFS Community Fund. For a reconciliation of these and other non-GAAP financial measures to their comparable GAAP measures, see "Non-GAAP Reconciliation" at the end of the press release

WSFS Bank Center	9
500 Delaware Avenue,
Wilmington, Delaware 19801

Capital Management
During 4Q 2020, WSFS resumed share repurchases and repurchased 2,946,507 shares, or 6% of our outstanding common stock, at an average price of $39.45, totaling $116.3 million. WSFS has 4,648,470 shares, or approximately 10% of outstanding shares, remaining to repurchase under our current authorization. We continue to execute the Board-approved share repurchase plan, including opportunistically repurchasing shares, based on current valuation levels, above our stated practice of returning a minimum of 25% of annual net income to stockholders through dividends and share repurchases.
WSFS’ total stockholders’ equity decreased $71.8 million, or 4% (not annualized), during 4Q 2020, primarily due to $116.3 million of share repurchases, market-value changes on available-for-sale securities and the dividend on common stock paid during the quarter, partially offset by quarterly earnings.
WSFS’ tangible common equity(6) decreased $69.4 million, or 5% (not annualized) compared to September 30, 2020 for the reasons described above. WSFS’ common equity to assets ratio was 12.50% at December 31, 2020, and our tangible common equity to tangible assets ratio(5) decreased by 86 bps during the quarter to 8.96%.
At December 31, 2020, book value per share was $37.52, an increase of $0.75, or 2%, from September 30, 2020, and tangible common book value per share(5) was $25.85, an increase of $0.12 from September 30, 2020.
At December 31, 2020, WSFS Bank’s Tier 1 leverage ratio of 9.74%, Common Equity Tier 1 capital ratio and Tier 1 capital ratio of 12.50%, and Total Capital ratio of 13.76% were all substantially in excess of the “well-capitalized” regulatory benchmarks.
The Board of Directors approved a quarterly cash dividend of $0.12 per share of common stock. This dividend will be paid on February 25, 2021 to stockholders of record as of February 11, 2021.

(6) As used in this release, tangible common equity, tangible common equity to tangible assets and tangible common book value per share are non-GAAP financial measures. These non-GAAP financial measures exclude goodwill and intangible assets and the related tax-effected amortization. For a reconciliation of these and other non-GAAP financial measures to their comparable GAAP measures, see "Non-GAAP Reconciliation" at the end of the press release.

WSFS Bank Center	10
500 Delaware Avenue,
Wilmington, Delaware 19801
Selected Business Segments (included in previous results):
Wealth Management
The Wealth Management segment provides a broad array of planning and advisory services, investment management, trust services, and credit and deposit products to individual, corporate, and institutional clients through multiple integrated businesses. Combined, these businesses had $24.2 billion in assets under management (AUM) and assets under administration (AUA) as of December 31, 2020.
Wealth Management reported pre-tax income of $9.2 million in 4Q 2020 compared to $5.2 million in 4Q 2019, and $6.0 million in 3Q 2020.
For 4Q 2020, total revenue (net interest income and fee income) was $19.0 million, an increase of $3.7 million, or 24%, compared to 4Q 2019 and an increase of $1.5 million, or 9% (non-annualized) compared to 3Q 2020. The increase was due to strong results across all Wealth Management lines of business.
Institutional trust total revenue of $7.5 million in 4Q 2020 was up 35% from 4Q 2019 and down 1% from 3Q 2020. WSFS Institutional Services® ended 2020 as the securitization industry's sixth most active trustee for U.S. ABS and MBS according to Asset-Backed Alert’s ABS Database. New personal trust account activity was robust with total personal trust accounts on December 31, 2020 increasing 13% from year-end 2019.
Total revenue from our advisory businesses totaled $3.5 million in 4Q 2020 compared to $3.3 million in 4Q 2019, and $3.3 million in 3Q 2020 as AUM at the end of 4Q 2020 grew 7% (non-annualized) from 3Q 2020 and 6% from 4Q 2019. AUM growth resulted primarily from equity market performance and also included positive net client cash inflows.
Total noninterest expense (including intercompany allocations and excluding provision for credit losses) was $10.0 million in 4Q 2020, flat when compared to 4Q 2019 and 3Q 2020. Wealth Management efficiency ratio was 47% in 4Q 2020, compared to 52% in 3Q 2020 and 57% in 4Q 2019.
For the full-year 2020, pre-tax income was $22.8 million compared to $26.1 million in 2019. Results in 2020 were impacted by the CECL implementation in 1Q 2020 and lower interest rate environment throughout 2020. Wealth Management's 2019 results also included $1.7 million of net interest income from a large short-term noninterest bearing trust deposit.

WSFS Bank Center	11
500 Delaware Avenue,
Wilmington, Delaware 19801
Cash Connect®
Cash Connect® is a premier provider of ATM vault cash, smart safe and cash logistics services in the United States. Cash Connect® services over 32,000 non-bank ATMs and retail deposit safes nationwide supplying or servicing approximately $1.6 billion in cash at December 31, 2020. Cash Connect® also supports over 600 ATMs for WSFS Bank Customers, which is one of the largest branded ATM networks in our market.
Cash Connect® reported pre-tax income of $2.2 million for 4Q 2020, which was an increase of $1.1 million, or 95%, compared to 4Q 2019 primarily due to higher cash volumes, a low interest rate environment, and continued growth of higher margin products and services. Net income in 4Q 2020 was $0.9 million lower than 3Q 2020, as activity and margins pulled back from a summer surge. ROA of 1.74% in 4Q 2020 increased 68 bps from 4Q 2019 and decreased 72 bps from 3Q 2020.
Net revenue of $10.3 million in 4Q 2020 was down $0.9 million from 4Q 2019, driven by the lower interest rate environment, fully offset by lower cost of funds (including lower third party funding fees in noninterest expense) and higher cash volume. Compared to 3Q 2020, net revenue decreased $0.1 million.
Noninterest expense (including intercompany allocations of expense) was $8.2 million in 4Q 2020, a decrease of $2.0 million compared to 4Q 2019 driven by lower funding fees as noted above, and $0.8 million higher compared to 3Q 2020, driven by incentive expense, courier costs partially offset in courier revenue, and allocated overhead.
During 2020, Cash Connect® focused on expanding smart safe and ATM managed services to increase fee incomes and margins, resulting in a full-year 2020 ROA of 1.97%, an increase of 68 bps in comparison with full-year 2019. The division also saw a 35% increase in retail deposit safe units over the period and 14% increase in total cash supported to an all-time high of $1.6 billion at year-end 2020.

WSFS Bank Center	12
500 Delaware Avenue,
Wilmington, Delaware 19801
Fourth Quarter 2020 Earnings Release Conference Call and Supplemental Materials
Management will conduct a conference call to review 4Q 2020 results at 1:00 p.m. Eastern Time (ET) on Tuesday, January 26, 2021. Interested parties may listen to this call by dialing 1-877-312-5857 and using Conference ID #7570483. A rebroadcast of the conference call will be available beginning at 4:00 p.m. ET on January 26, 2021 until February 6, 2021 by dialing 1-855-859-2056 and using Conference ID #7570483.
We have provided additional information in the 4Q 2020 Earnings Release Supplement, which is available in the Investor Relations section of WSFS' website (www.wsfsbank.com).
About WSFS Financial Corporation
WSFS Financial Corporation is a multi-billion dollar financial services company. Its primary subsidiary, WSFS Bank, is the oldest and largest locally-managed bank and trust company headquartered in Delaware and the Greater Philadelphia region. As of December 31, 2020, WSFS Financial Corporation had $14.3 billion in assets on its balance sheet and $24.2 billion in assets under management and administration. WSFS operates from 112 offices, 89 of which are banking offices, located in Pennsylvania (52), Delaware (42), New Jersey (16), Virginia (1) and Nevada (1) and provides comprehensive financial services including commercial banking, retail banking, cash management and trust and wealth management. Other subsidiaries or divisions include Arrow Land Transfer, Cash Connect®, Cypress Capital Management, LLC, Christiana Trust Company of Delaware®, NewLane Finance®, Powdermill® Financial Solutions, West Capital Management®, WSFS Institutional Services®, WSFS Mortgage®, and WSFS Wealth® Investments. Serving the Greater Delaware Valley since 1832, WSFS Bank is one of the ten oldest banks in the United States continuously operating under the same name. For more information, please visit www.wsfsbank.com.

WSFS Bank Center	13
500 Delaware Avenue,
Wilmington, Delaware 19801
Forward-Looking Statement Disclaimer
This press release contains estimates, predictions, opinions, projections and other "forward-looking statements" as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, references to the Company's predictions or expectations of future business or financial performance as well as its goals and objectives for future operations, financial and business trends, business prospects, and management's outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. The words “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project” and similar expressions, among others, generally identify forward-looking statements. Such forward-looking statements are based on various assumptions (some of which may be beyond the Company's control) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, but are not limited to, difficult market conditions and unfavorable economic trends in the United States generally, and particularly in the markets in which the Company operates and in which its loans are concentrated, including possible declines in housing markets, an increase in unemployment levels and slowdowns in economic growth, including as a result of the COVID-19 pandemic; possible additional loan losses and impairment of the collectability of loans, particularly as a result of the COVID-19 pandemic and the policies and programs implemented by the Coronavirus Aid, Relief, and Economic Security Act, including its automatic loan forbearance provisions and our PPP lending activities; additional credit, fraud and litigation risks associated with our PPP lending activities; economic and financial impact of federal, state and local emergency orders and other actions taken in response to the COVID-19 pandemic; the Company's level of nonperforming assets and the costs associated with resolving problem loans including litigation and other costs and complying with government-imposed foreclosure moratoriums; changes in market interest rates which may increase funding costs and reduce earning asset yields and thus reduce margin; the impact of changes in interest rates and the credit quality and strength of underlying collateral and the effect of such changes on the market value of the Company's investment securities portfolio; the credit risk associated with the substantial amount of commercial real estate, construction and land development, and commercial and industrial loans in the Company's loan portfolio; the extensive federal and state regulation, supervision and examination governing almost every aspect of the Company's operations and potential expenses associated with complying with such regulations; the Company's ability to comply with applicable capital and liquidity requirements (including the effect of the transition to the Current Expected Credit Losses (CECL) methodology for allowances and related adjustments), including its ability to generate liquidity internally or raise capital on favorable terms; possible changes in trade, monetary and fiscal policies and stimulus programs, laws and regulations and other activities of governments, agencies, and similar organizations, and the uncertainty of the short- and long-term impacts of such changes; any impairments of the Company's goodwill or other intangible assets; conditions in the financial markets, including the destabilized economic environment caused by the COVID-19 pandemic, that may limit the Company's access to additional funding to meet its liquidity needs; the intention of the United Kingdom's Financial Conduct Authority (FCA) to cease support of London Inter-Bank Offered Rate (LIBOR) and the transition to an alternative reference interest rate, such as the Secured Overnight Funding Rate (SOFR), including methodologies for calculating the rate that are different from the LIBOR methodology and changed language for existing and new floating or adjustable rate contracts; the success of the Company's growth plans, including its plans to grow the commercial small business leasing portfolio and residential mortgage small business and SBA portfolios; the successful integration of acquisitions; the Company's ability to fully realize the cost savings and other benefits of its acquisitions, manage risks related to business disruption following those acquisitions, and post-acquisition Customer acceptance of the Company's products and services and related Customer disintermediation; negative perceptions or publicity with respect to the Company generally and, in particular, the Company's trust and wealth management business; failure of the financial and operational controls of the Company's Cash Connect® division; adverse judgments or other resolution of pending and future legal proceedings, and cost incurred in defending such proceedings; the Company's reliance on third parties for certain important functions, including the operation of its core systems, and any failures by such third parties; system failures or cybersecurity incidents or other breaches of the Company's network security, particularly given widespread remote working arrangements; the Company's ability to recruit and retain key employees; the effects of problems encountered by other financial institutions that adversely affect the Company or the banking industry generally; the effects of weather and natural disasters such as floods, droughts, wind, tornadoes and hurricanes as well as effects from geopolitical instability, public health crises and man-made disasters including terrorist attacks; the effects of regional or national civil unrest (including any resulting branch or ATM closures or damage); possible changes in the speed of loan prepayments by the Company's Customers and loan origination or sales volumes; possible changes in the speed of prepayments of mortgage-backed securities due to changes in the interest rate environment, particularly as a result of the COVID-19 pandemic, and the related acceleration of premium amortization on prepayments in the event that prepayments accelerate; regulatory limits on the Company's ability to receive dividends from its subsidiaries and pay dividends to its stockholders; any reputation, credit, interest rate, market, operational, litigation, legal, liquidity, regulatory and compliance risk resulting from developments related to any of the risks discussed above; and other risks and uncertainties, including those discussed in the Company's Form 10-K for the year ended December 31, 2019, Form 10-Q for the quarter ended March 31, 2020, Form 10-Q for the quarter ended June 30, 2020, Form 10-Q for the quarter ended September 30, 2020 and other documents filed by the Company with the Securities and Exchange Commission from time to time.

We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date on which they are made, and the Company disclaims any duty to revise or update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company for any reason, except as specifically required by law. As used in this press release, the terms "WSFS," "the Company," "registrant," "we," "us," and "our" mean WSFS Financial Corporation and its subsidiaries, on a consolidated basis, unless the context indicates otherwise.

WSFS Bank Center	14
500 Delaware Avenue,
Wilmington, Delaware 19801
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
SUMMARY STATEMENTS OF INCOME (Unaudited)

	Three months ended			Twelve months ended
(Dollars in thousands, except per share data)	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Interest income:
Interest and fees on loans	$118,737	$110,195	$122,302	$460,394	$463,220
Interest on mortgage-backed securities	10,923	11,686	13,270	48,377	48,954
Interest and dividends on investment securities	1,419	1,265	973	4,619	4,015
Other interest income	218	224	805	1,015	4,903
	131,297	123,370	137,350	514,405	521,092
Interest expense:
Interest on deposits	6,447	8,346	16,159	39,262	60,075
Interest on Federal Home Loan Bank advances	50	445	1,025	1,950	5,520
Interest on senior debt	1,460	1,179	1,179	4,998	4,717
Interest on trust preferred borrowings	334	347	636	1,751	2,772
Interest on other borrowings	5	5	782	489	3,060
	8,296	10,322	19,781	48,450	76,144
Net interest income	123,001	113,048	117,569	465,955	444,948
(Recovery of) provision for credit losses	(936)	2,716	1,590	153,180	25,560
Net interest income after provision for credit losses	123,937	110,332	115,979	312,775	419,388
Noninterest income:
Credit/debit card and ATM income	7,098	7,251	12,076	35,014	50,383
Investment management and fiduciary revenue	13,822	13,266	11,462	48,979	42,450
Deposit service charges	5,405	4,772	5,984	19,999	22,972
Mortgage banking activities, net	6,729	11,507	2,963	30,201	11,053
Loan and lease fee income	1,137	1,165	1,219	4,518	3,577
Securities gains, net	3,153	3,322	255	9,076	333
Unrealized gain on equity investment, net	—	104	—	761	26,175
Realized gain on sale of equity investment, net	—	—	—	22,052	—
Bank-owned life insurance income	269	591	370	1,280	1,247
Other income	9,019	7,193	7,441	29,145	29,919
	46,632	49,171	41,770	201,025	188,109
Noninterest expense:
Salaries, benefits and other compensation	51,442	48,772	48,895	194,317	182,564
Occupancy expense	7,991	8,152	8,806	32,105	33,068
Equipment expense	7,392	5,678	5,882	23,793	20,879
Data processing and operations expense	3,263	3,198	3,193	12,600	13,373
Professional fees	5,123	4,611	3,200	18,757	11,167
Marketing expense	2,060	1,451	1,804	5,677	6,714
FDIC expenses	1,068	829	48	2,148	1,483
Loss on early extinguishment of debt	—	2,280	—	2,280	—
Loan workout and other credit costs	437	1,422	1,079	6,899	3,616
Corporate development expense	(242)	428	4,607	4,328	55,697
Restructuring expense	510	—	1,530	510	16,133
Recovery of fraud loss	—	—	(463)	—	(463)
Other operating expenses	14,329	16,719	19,545	65,430	68,896
	93,373	93,540	98,126	368,844	413,127
Income before taxes	77,196	65,963	59,623	144,956	194,370
Income tax provision	17,455	15,140	14,199	31,636	46,452
Net income	$59,741	$50,823	$45,424	$113,320	$147,918
Less: Net loss attributable to noncontrolling interest	(72)	(322)	(280)	(1,454)	(891)
Net income attributable to WSFS	$59,813	$51,145	$45,704	$114,774	$148,809
Diluted earnings per share of common stock:	$1.20	$1.01	$0.88	$2.27	$3.00
Weighted average shares of common stock outstanding for fully diluted EPS	49,707,973	50,684,493	52,164,692	50,546,497	49,554,058
See “Notes”

WSFS Bank Center	15
500 Delaware Avenue,
Wilmington, Delaware 19801
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
SUMMARY STATEMENTS OF INCOME (Unaudited) - continued

	Three months ended			Twelve months ended
	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Performance Ratios:
Return on average assets (a)	1.73%	1.49%	1.48%	0.87%	1.30%
Return on average equity (a)	13.00	11.08	9.77	6.25	8.91
Return on average tangible common equity (a)(o)	19.37	16.61	14.76	9.68	13.48
Net interest margin (a)(b)	3.93	3.66	4.35	3.96	4.44
Efficiency ratio (c)	54.95	57.57	61.47	55.21	65.13
Noninterest income as a percentage of total net revenue (b)	27.45	30.26	26.17	30.09	29.66
See “Notes”

WSFS Bank Center	16
500 Delaware Avenue,
Wilmington, Delaware 19801
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
SUMMARY STATEMENTS OF FINANCIAL CONDITION (Unaudited)

(Dollars in thousands)	December 31, 2020	September 30, 2020	December 31, 2019
Assets:
Cash and due from banks	$1,244,705	$714,062	$164,021
Cash in non-owned ATMs	402,339	347,462	407,524
Investment securities, available-for-sale (d)	2,529,057	2,334,922	1,944,914
Investment securities, held-to-maturity	111,741	113,609	133,601
Other investments	23,003	28,329	91,350
Net loans (e)(f)(l)	8,993,476	9,254,785	8,508,336
Bank owned life insurance	32,051	31,717	30,294
Goodwill and intangibles	557,386	559,806	568,745
Other assets	440,156	445,416	407,517
Total assets	$14,333,914	$13,830,108	$12,256,302
Liabilities and Stockholders’ Equity:
Noninterest-bearing deposits	$3,415,021	$3,196,967	$2,189,573
Interest-bearing deposits	8,223,356	7,951,619	7,149,523
Total customer deposits	11,638,377	11,148,586	9,339,096
Brokered deposits	218,287	242,759	247,761
Total deposits	11,856,664	11,391,345	9,586,857
Federal Home Loan Bank advances	6,623	16,751	112,675
Other borrowings	334,018	187,543	376,613
Other liabilities	347,129	373,167	330,666
Total liabilities	12,544,434	11,968,806	10,406,811
Stockholders’ equity of WSFS	1,791,726	1,863,499	1,850,306
Noncontrolling interest	(2,246)	(2,197)	(815)
Total stockholders' equity	1,789,480	1,861,302	1,849,491
Total liabilities and stockholders' equity	$14,333,914	$13,830,108	$12,256,302
Capital Ratios:
Equity to asset ratio	12.50%	13.47%	15.10%
Tangible common equity to tangible asset ratio (o)	8.96	9.82	10.97
Common equity Tier 1 capital (required: 4.5%; well capitalized: 6.5%) (g)	12.50	13.24	13.52
Tier 1 leverage (required: 4.00%; well-capitalized: 5.00%) (g)	9.74	10.31	11.72
Tier 1 risk-based capital (required: 6.00%; well-capitalized: 8.00%) (g)	12.50	13.24	13.52
Total Risk-based capital (required: 8.00%; well-capitalized: 10.00%) (g)	13.76	14.50	14.01
Asset Quality Indicators:
Nonperforming assets:
Nonaccruing loans	$41,908	$25,835	$22,922
Troubled debt restructuring (accruing)	15,539	15,670	14,281
Assets acquired through foreclosure	3,061	3,000	2,605
Total nonperforming assets	$60,508	$44,505	$39,808
Past due loans (h)	$16,694	$11,886	$16,150
Allowance for credit losses	228,810	232,733	47,576
Ratio of nonperforming assets to total assets	0.42%	0.32%	0.32%
Ratio of nonperforming assets (excluding accruing TDRs) to total assets	0.31	0.21	0.21
Ratio of allowance for credit losses to total loans and leases (q)	2.51	2.47	0.56
Ratio of allowance for credit losses to nonaccruing loans	546	901	208
Ratio of quarterly net charge-offs to average gross loans (a)(e)(i)(n)	0.13	0.09	0.08
Ratio of year-to-date net charge-offs to average gross loans (a)(e)(i)(n)	0.09	0.07	0.22
See “Notes”

WSFS Bank Center	17
500 Delaware Avenue,
Wilmington, Delaware 19801
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
AVERAGE BALANCE SHEET (Unaudited)

(Dollars in thousands)	Three months ended
	December 31, 2020			September 30, 2020			December 31, 2019
	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)
Assets:
Interest-earning assets:
Loans: (e) (j)
Commercial loans and leases (p)	$4,394,992	$59,758	5.42%	$4,472,190	$52,753	4.70%	$3,549,692	$55,725	6.24%
Commercial real estate loans (s)	2,812,685	30,071	4.25	2,848,655	30,218	4.22	2,768,893	36,016	5.16
Residential mortgage	823,305	14,049	6.83	892,634	12,512	5.61	1,029,469	14,344	5.57
Consumer	1,169,238	13,578	4.62	1,153,168	13,726	4.74	1,141,969	15,532	5.40
Loans held for sale	152,138	1,281	3.35	110,768	986	3.54	69,204	685	3.93
Total loans and leases	9,352,358	118,737	5.05	9,477,415	110,195	4.63	8,559,227	122,302	5.67
Mortgage-backed securities (d)	2,167,521	10,923	2.02	2,062,459	11,686	2.27	1,934,750	13,270	2.74
Investment securities (d)	324,679	1,419	1.98	261,670	1,265	2.22	134,494	973	3.41
Other interest-earning assets	644,785	218	0.13	530,178	224	0.17	111,276	805	2.87
Total interest-earning assets	12,489,343	$131,297	4.19%	12,331,722	$123,370	3.99%	10,739,747	$137,350	5.08%
Allowance for credit losses	(232,053)			(233,301)			(47,136)
Cash and due from banks	93,968			135,198			110,997
Cash in non-owned ATMs	365,738			370,912			357,869
Bank owned life insurance	31,829			30,956			30,838
Other noninterest-earning assets	1,004,075			1,012,506			1,033,847
Total assets	$13,752,900			$13,647,993			$12,226,162
Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Interest-bearing deposits:
Interest-bearing demand	$2,543,711	$660	0.10%	$2,372,547	$790	0.13%	$2,134,950	$2,405	0.45%
Savings	1,750,313	275	0.06	1,753,489	621	0.14	1,556,488	2,104	0.54
Money market	2,474,582	1,218	0.20	2,404,202	1,805	0.30	2,005,696	4,363	0.86
Customer time deposits	1,206,576	3,688	1.22	1,234,637	4,402	1.42	1,337,387	5,827	1.73
Total interest-bearing customer deposits	7,975,182	5,841	0.29	7,764,875	7,618	0.39	7,034,521	14,699	0.83
Brokered deposits	226,028	606	1.07	243,728	728	1.19	248,824	1,460	2.33
Total interest-bearing deposits	8,201,210	6,447	0.31	8,008,603	8,346	0.41	7,283,345	16,159	0.88
Federal Home Loan Bank advances	7,944	50	2.50	68,442	445	2.59	183,925	1,025	2.21
Trust preferred borrowings	67,011	334	1.98	67,011	347	2.06	67,011	636	3.77
Senior debt	137,428	1,460	4.25	98,733	1,179	4.78	98,573	1,179	4.78
Other borrowed funds	22,133	5	0.09	20,062	5	0.10	199,145	782	1.56
Total interest-bearing liabilities	8,435,726	$8,296	0.39%	8,262,851	$10,322	0.50%	7,831,999	$19,781	1.00%
Noninterest-bearing demand deposits	3,159,783			3,176,647			2,217,023
Other noninterest-bearing liabilities	329,373			374,206			321,432
Stockholders’ equity of WSFS	1,830,244			1,836,256			1,856,311
Noncontrolling interest	(2,226)			(1,967)			(603)
Total liabilities and equity	$13,752,900			$13,647,993			$12,226,162
Excess of interest-earning assets over interest-bearing liabilities	$4,053,617			$4,068,871			$2,907,748
Net interest and dividend income		$123,001			$113,048			$117,569
Interest rate spread			3.80%			3.49%			4.08%
Net interest margin			3.93%			3.66%			4.35%
See “Notes”

WSFS Bank Center	18
500 Delaware Avenue,
Wilmington, Delaware 19801
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
(Unaudited)

(Dollars in thousands, except per share data)	Three months ended			Twelve months ended
Stock Information:	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Market price of common stock:
High	$45.48	$32.83	$45.93	$45.48	$46.05
Low	26.48	24.59	41.68	17.84	37.19
Close	44.88	26.97	43.99	44.88	43.99
Book value per share of common stock	37.52	36.77	35.88
Tangible common book value per share of common stock (o)	25.85	25.73	24.85
Number of shares of common stock outstanding (000s)	47,756	50,673	51,567
Other Financial Data:
One-year repricing gap to total assets (k)	13.07%	7.58%	(2.06)%
Weighted average duration of the MBS portfolio	2.7 years	2.1 years	3.7 years
Unrealized gains on securities available for sale, net of taxes	$59,882	$68,690	$26,927
Number of Associates (FTEs) (m)	1,838	1,827	1,782
Number of offices (branches, LPO’s, operations centers, etc.)	112	115	118
Number of WSFS owned and branded ATMs	626	635	473
Notes:
(a)Annualized.
(b)Computed on a fully tax-equivalent basis.
(c)Noninterest expense divided by (tax-equivalent) net interest income and noninterest income.
(d)Includes securities held-to-maturity (at amortized cost) and securities available-for-sale (at fair value).
(e)Net of unearned income.
(f)Net of allowance for credit losses.
(g)Represents capital ratios of Wilmington Savings Fund Society, FSB and subsidiaries.
(h)Accruing loans which are contractually past due 90 days or more as to principal or interest. Balance includes student loans acquired from Beneficial, which are U.S. government guaranteed with little risk of credit loss.
(i)Excludes loans held for sale.
(j)Nonperforming loans are included in average balance computations.
(k)The difference between projected amounts of interest-sensitive assets and interest-sensitive liabilities repricing within one year divided by total assets, based on a current interest rate scenario.
(l)Includes loans held for sale and reverse mortgages.
(m)Includes seasonal Associates, when applicable.
(n)Excludes reverse mortgage loans.
(o)The Company uses non-GAAP (United States Generally Accepted Accounting Principles) financial information in its analysis of the Company’s performance. The Company’s management believes that these non-GAAP financial measures provide a greater understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented. The Company’s management believes that investors may use these non-GAAP financial measures to analyze the Company’s financial performance without the impact of unusual items or events that may obscure trends in the Company’s underlying performance. This non-GAAP data should be considered in addition to results prepared in accordance with GAAP, and is not a substitute for, or superior to, GAAP results. For a reconciliation of these and other non-GAAP financial measures to their comparable GAAP measures, see "Non-GAAP Reconciliation" at the end of the press release.
(p)Includes commercial & industrial loans, PPP loans and commercial small business leases.
(q)Represents amortized cost basis for loans, leases and held-to-maturity securities.
(r)Includes (recovery of) provision for credit losses, loan workout expenses, OREO expenses and other credit costs.
(s)Includes commercial mortgage and commercial construction loans.

WSFS Bank Center	19
500 Delaware Avenue,
Wilmington, Delaware 19801
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
(Dollars in thousands, except per share data)
(Unaudited)

Non-GAAP Reconciliation (o):	Three months ended			Twelve months ended
	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Net interest income (GAAP)	$123,001	$113,048	$117,569	$465,955	$444,948
Core net interest income (non-GAAP)	$123,001	$113,048	$117,569	$465,955	$444,948
Noninterest income (GAAP)	$46,632	$49,171	$41,770	$201,025	$188,109
Less: Securities gains	3,153	3,322	255	9,076	333
Less: Unrealized gains on equity investments, net	—	104	—	761	26,175
Less: Realized gain on sale of equity investment, net	—	—	—	22,052	—
Core fee income (non-GAAP)	$43,479	$45,745	$41,515	$169,136	$161,601
Core net revenue (non-GAAP)	$166,480	$158,793	$159,084	$635,091	$606,549
Core net revenue (non-GAAP)(tax-equivalent)	$166,756	$159,068	$159,365	$636,242	$607,764
Noninterest expense (GAAP)	$93,373	$93,540	$98,126	$368,844	$413,127
Plus: Recovery of fraud loss	—	—	(463)	—	(463)
(Plus)/less: Corporate development expense	(242)	428	4,607	4,328	55,697
Less: Restructuring expense	510	—	1,530	510	16,133
Less: Loss on early extinguishment of debt	—	2,280	—	2,280	—
Less: Contribution to WSFS Community Foundation	—	—	—	3,000	—
Core noninterest expense (non-GAAP)	$93,105	$90,832	$92,452	$358,726	$341,760
Core efficiency ratio (c)	55.8%	57.1%	58.0%	56.4%	56.2%

	End of period
	December 31, 2020	September 30, 2020	December 31, 2019
Total assets	$14,333,914	$13,830,108	$12,256,302
Less: Goodwill and other intangible assets	557,386	559,806	568,745
Total tangible assets	$13,776,528	$13,270,302	$11,687,557
Total stockholders’ equity of WSFS	$1,791,726	$1,863,499	$1,850,306
Less: Goodwill and other intangible assets	557,386	559,806	568,745
Total tangible common equity (non-GAAP)	$1,234,340	$1,303,693	$1,281,561

Calculation of tangible common book value per share:
Book value per share (GAAP)	$37.52	$36.77	$35.88
Tangible common book value per share (non-GAAP)	25.85	25.73	24.85
Calculation of tangible common equity to tangible assets:
Equity to asset ratio (GAAP)	12.50%	13.47%	15.10%
Tangible common equity to tangible assets ratio (non-GAAP)	8.96	9.82	10.97

WSFS Bank Center	20
500 Delaware Avenue,
Wilmington, Delaware 19801

Non-GAAP Reconciliation - continued (o):	Three months ended			Twelve months ended
	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
GAAP net income attributable to WSFS	$59,813	$51,145	$45,704	$114,774	$148,809
Plus/(less): Pre-tax adjustments: Securities gains, realized/unrealized gains on equity investments, recovery of fraud loss, corporate development and restructuring expense, loss on early extinguishment of debt, and contribution to WSFS Community Foundation	(2,885)	(718)	5,419	(21,771)	44,859
(Plus)/less: Tax impact of pre-tax adjustments	687	264	(1,023)	3,645	(8,564)
Adjusted net income (non-GAAP) attributable to WSFS	$57,615	$50,691	$50,100	$96,648	$185,104

GAAP return on average assets (ROA)	1.73%	1.49%	1.48%	0.87%	1.30%
Plus/(less): Pre-tax adjustments: Securities gains, realized/unrealized gains on equity investments, recovery of fraud loss, corporate development and restructuring expense, loss on early extinguishment of debt, and contribution to WSFS Community Foundation	(0.08)	(0.02)	0.18	(0.17)	0.39
(Plus)/less: Tax impact of pre-tax adjustments	0.02	0.01	(0.03)	0.04	(0.08)
Core ROA (non-GAAP)	1.67%	1.48%	1.63%	0.74%	1.61%

Earnings per share (GAAP)	$1.20	$1.01	$0.88	$2.27	$3.00
Plus/(less): Pre-tax adjustments: Securities gains, realized/unrealized gains on equity investments, recovery of fraud loss, corporate development and restructuring expense, loss on early extinguishment of debt, and contribution to WSFS Community Foundation	(0.06)	(0.01)	0.10	(0.43)	0.91
(Plus)/less: Tax impact of pre-tax adjustments	0.02	—	(0.02)	0.07	(0.17)
Core earnings per share (non-GAAP)	$1.16	$1.00	$0.96	$1.91	$3.74

Calculation of return on average tangible common equity:
GAAP net income attributable to WSFS	$59,813	$51,145	$45,704	$114,774	$148,809
Plus: Tax effected amortization of intangible assets	2,090	2,090	2,121	8,481	7,373
Net tangible income (non-GAAP)	$61,903	$53,235	$47,825	$123,255	$156,182
Average stockholders’ equity of WSFS	$1,830,244	$1,836,256	$1,856,311	$1,836,115	$1,670,869
Less: average goodwill and intangible assets	558,750	561,505	570,685	563,126	512,187
Net average tangible common equity	$1,271,494	$1,274,751	$1,285,626	$1,272,989	$1,158,682
Return on average tangible common equity (non-GAAP)	19.37%	16.61%	14.76%	9.68%	13.48%

Calculation of core return on average tangible common equity:
Adjusted net income (non-GAAP) attributable to WSFS	$57,615	$50,691	$50,100	$96,648	$185,104
Plus: Tax effected amortization of intangible assets	2,090	2,090	2,121	8,481	7,373
Core net tangible income (non-GAAP)	$59,705	$52,781	$52,221	$105,129	$192,477
Net average tangible common equity	$1,271,494	$1,274,751	$1,285,626	$1,272,989	$1,158,682
Core return on average tangible common equity (non-GAAP)	18.68%	16.47%	16.12%	8.26%	16.61%

WSFS Bank Center	21
500 Delaware Avenue,
Wilmington, Delaware 19801

Non-GAAP Reconciliation - continued (o):	Three months ended			Twelve months ended
	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Calculation of PPNR and core PPNR:
Net income (GAAP)	$59,741	$50,823	$45,424	$113,320	$147,918
Plus: Income tax provision	17,455	15,140	14,199	31,636	46,452
Plus/(less): (Recovery of) provision for credit losses	(936)	2,716	1,590	153,180	25,560
PPNR (Non-GAAP)	76,260	68,679	61,213	298,136	219,930
Plus/(less): Pre-tax adjustments: Securities gains, realized/unrealized gains on equity investments, recovery of fraud loss, corporate development and restructuring expense, loss on early extinguishment of debt, and contribution to WSFS Community Foundation	(2,885)	(718)	5,419	(21,771)	44,859
Core PPNR (Non-GAAP)	$73,375	$67,961	$66,632	$276,365	$264,789

Calculation of core PPNR to average assets, less PPP:
PPP income	$10,506	$6,373	$—	$21,715	$—
PPP expense	915	442	—	3,280	—
PPP net income	$9,591	$5,931	$—	$18,435	$—

Core PPNR (Non-GAAP), less PPP	$63,784	$62,030	$66,632	$257,930	$264,789
Total average assets	13,752,900	13,647,993	12,226,162	13,148,317	11,477,856
Average assets (PPP)	876,490	952,640	—	640,387	—
Average assets, less PPP	$12,876,410	$12,695,353	$12,226,162	$12,507,930	$11,477,856
Core PPNR to average assets	2.12%	1.98%	2.16%	2.10%	2.31%
Core PPNR to average assets, less PPP	1.97%	1.94%	2.16%	2.06%	2.31%